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                                                                  Exhibit (a)(4)

                           Offer to Purchase for Cash
            All Outstanding Units of Limited Partnership Interest in
                  COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP
                                      for
     $147,959 Per Unit (or a Net Amount per Unit of approximately $119,000 after Payment of Court-Awarded Attorneys' Fees)
                                       by
                              CBM II HOLDINGS LLC,
                     a wholly owned indirect subsidiary of
                             CBM JOINT VENTURE LLC,
                            a joint venture between
           MI CBM INVESTOR LLC (a wholly owned indirect subsidiary of
                       MARRIOTT INTERNATIONAL, INC.) and
                        ROCKLEDGE HOTEL PROPERTIES, INC.
                      (through wholly owned subsidiaries)
                                      and
Solicitation of Consents to a Merger and Amendments to the Partnership Agreement

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THE PURCHASE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON ___________, 2000, UNLESS THE PURCHASE OFFER IS EXTENDED.
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                                                               ___________, 2000
To Our Clients:

     Enclosed for your consideration are the Purchase Offer and Consent Solicitation dated __________, 2000 (the "Purchase Offer and Consent Solicitation"), including a PINK proof of claim, assignment and release (the "Proof of Claim") and a YELLOW consent form (the "Consent Form"). These materials are being furnished to you pursuant to the terms of a settlement agreement (the "Settlement Agreement") relating to the settlement (the "Settlement") of class action litigation (the "Milkes Litigation") involving Courtyard by Marriott II Limited Partnership (the "Partnership"). The Settlement also relates to lawsuits filed with respect to six other limited partnerships (such suits, together with the Milkes Litigation, the "Litigation") as described in the Purchase Offer and Consent Solicitation. Pursuant to the terms of the Settlement Agreement, CBM II Holdings LLC (the "Purchaser"), an indirect, wholly owned subsidiary of CBM Joint Venture LLC (the "Joint Venture"), which is a joint venture between MI CBM Investor LLC, a wholly owned indirect subsidiary of Marriott International, Inc., and Rockledge Hotel Properties, Inc., is offering to purchase (the "Purchase Offer") all outstanding units (the "Units") of limited partnership interest in the Partnership (other than Units held by the Partnership's general partner). In addition to the Purchase Offer, the terms of the Settlement Agreement provide for the merger of a subsidiary of the Joint Venture into the Partnership (the "Merger") and to certain amendments (the "Amendments") to the Partnership's partnership agreement, which would, among other things, facilitate the consummation of the Purchase Offer and the Merger.

         Please note the following:

    1. The Purchaser is offering to pay $147,959 per Unit (or a pro rata portion thereof) in cash to purchase each Unit, settle the Milkes Litigation and obtain a release of all claims in the Milkes Litigation. If the court approves legal fees and expenses of approximately $29,000 per Unit to counsel to the class action plaintiffs in the Milkes Litigation, the net amount that each holder that is a class member will receive is approximately $119,000 per Unit (or a pro rata portion thereof) (the "Net Settlement Amount"). The Net Settlement Amount to be received by any holder in the Purchase Offer or the Merger will be reduced by any amount owed by the holder on the original purchase price of such Unit.

    2. The Purchase Offer is being made for all outstanding Units (other than Units held by the Partnership's general Partner).

    3. The Purchase Offer and withdrawal rights expire at 12:00 midnight, New York City time, on _________, ____________, 2000, unless the Purchase Offer is extended (as so extended, the "Expiration Date").
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    4.  The Partnership's general partner makes no recommendation to you as to whether to tender or refrain from tendering your Units or whether or not to consent to the Merger and the Amendments. You must make your own decision as to these matters.

    5. The Purchase Offer is conditioned upon, among other things, (1) the order of the court approving the terms of the Settlement and the dismissal of the Litigation having become final (other than by reason of an appeal relating solely to counsel fees and expenses), (2) not more than 10% of the Units (other than Units held by the persons named as insiders in the Settlement Agreement) being held by holders who have elected to "opt-out" of the Settlement, (3) not more than 10% of the units of limited partnership interests in each of the other six limited partnerships involved in the Settlement (other than units held by persons named as insiders in the Settlement Agreement) being held by holders who have elected to "opt-out" of the Settlement, (4) holders of a majority of the outstanding Units (other than the general partner of the Partnership or its affiliates) having submitted valid written consents to the Merger and the Amendments, and (5) holders of a majority of the outstanding units of limited partnership interests in Courtyard by Marriott Limited Partnership (other than its general partner and affiliates of its general partner) having submitted valid written consents to its merger and the proposed amendments to its partnership agreement. See the Purchase Offer and Consent Solicitation under the heading "The Settlement Conditions of the Purchase Offer and the Merger."

    6. Tendering unitholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 5 of the Proof of Claim, stock transfer taxes on the purchase of Units by the Purchaser pursuant to the Purchase Offer.


     We are the holder of record of Units held by us for your account. A tender of such Units can be made only by us as the holder of record and pursuant to your instructions. The Proof of Claim is furnished to you for your information and to provide you with a tax form but cannot be used by you to tender Units held by us for your account.

     Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Units held by us for your account pursuant to the terms and conditions set forth in the Purchase Offer and Consent Solicitation. If you wish to have us tender any or all of the Units held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on page 4 of this letter. If you authorize the tender of your Units, all such Units will be tendered unless otherwise specified in the instruction form set forth on page 4 of this letter. An envelope to return your instruction form to us is enclosed. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Purchase Offer. If you wish to prevent federal income tax withholding on amounts payable to you pursuant to the Settlement, you must complete, execute and return to us in the enclosed envelope (even if you choose not to tender your Units and, therefore, do not return the instruction form to us) the appropriate Certificate of Non-Foreign Status included with the Proof of Claim.

     In addition, the general partner of the Partnership is soliciting your consent to the Merger and the Amendments. Please complete, execute and return the enclosed YELLOW Consent Form to GEMISYS, Inc., Claims Administrator, Proxy Department, 7103 South Revere Parkway, Englewood, Colorado 80112. An envelope to return your Consent Form to the Claims Administrator is enclosed. All properly executed Consent Forms received by the Claims Administrator prior to the Expiration Date will be voted in accordance with the instructions contained therein. All properly executed Consent Forms that contain no voting instructions will be deemed to have consented to the Merger and all of the Amendments. Consent Forms will be effective only when actually received by the Claims Administrator prior to the Expiration Date. Please note that, subsequent to the submission of a Consent Form, but prior to the Expiration Date, you may change your vote or withdraw your consent by following the procedures set forth under the heading "The Written Consents--Voting and Revocation of Consents" in the Purchase Offer and Consent Solicitation. All properly executed Consent Forms that are received and not withdrawn prior to the Expiration Date will become binding and irrevocable after the Expiration Date and will be deemed coupled with an interest. An abstention or failure to return the enclosed Consent Form prior to the Expiration Date will have the same effect as not consenting to the Merger and the Amendments.

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     The Purchaser is not aware of any state where the making of the Purchase
Offer or the soliciting of consents is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Purchase Offer or the acceptance of Units pursuant thereto, or the soliciting of consents, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Purchase Offer and consent solicitation will not be made to nor will tenders be accepted from or on behalf of the holders of Units in such state.

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                     INSTRUCTIONS FOR TENDERING YOUR UNITS


     The undersigned acknowledge(s) receipt of your letter, the enclosed Purchase Offer and Consent Solicitation dated ______________, 2000 and the related proof of claim, assignment and release and consent form in connection with the offer (the "Purchase Offer") by CBM II Holdings LLC (the "Purchaser"), a Delaware limited liability company and an indirect wholly owned subsidiary of CBM Joint Venture LLC, which is a joint venture between MI CBM Investor LLC, a wholly owned indirect subsidiary of Marriott International, Inc., and Rockledge Hotel Properties, Inc., to purchase all outstanding units of limited partnership interest (the "Units") of Courtyard by Marriott II Limited Partnership, a Delaware limited partnership, at a price of $147,959 per Unit (or a pro rata portion thereof) in cash, upon the terms and subject to the conditions set forth in the Purchase Offer and Consent Solicitation. If the court approves legal fees and expenses of approximately $29,000 per Unit to counsel to the class action plaintiffs in the Milkes Litigation, the net amount that each holder that is a class member will receive is approximately $119,000 per Unit (or a pro rata portion thereof), reduced by any amount owed by the holder on the original purchase price of such Unit.

  This will instruct you to tender to the Purchaser the number of Units indicated below (or if no number is indicated below, all Units) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Purchase Offer.

Number of Units to be Tendered:  __________ Units*

Date: _______________, 2000

SIGN HERE

Signature(s) __________________________________________________________________

Print Name(s)__________________________________________________________________

Print Address(es)______________________________________________________________

(Area Code and
Telephone Number(s)) __________________________________________________________

(Employer Identification or
Social Security Number(s) _____________________________________________________

__________
* Unless otherwise indicated, it will be assumed that all of the Units held by us for your account are to be tendered.

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